AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                   Article I
                                      NAME

     1.1 NAME. The name of the Corporation is Forest Merger Corporation (the "Corporation").

     1.2 REGISTERED AGENT AND REGISTERED OFFICE. The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia, is 951 East Byrd Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is Daniel M. LeBey, whose business office is identical with the initial registered office and who is a resident of Virginia and a member of the Virginia State Bar.

                                   Article II
                                     PURPOSE

     2.1 PURPOSE. The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

                                  Article III
                                AUTHORIZED STOCK

     3.1 NUMBER AND DESIGNATION. The Corporation shall have authority to issue 575 million shares of capital stock, of which 450 million shall be shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), 100 million shall be shares of Class B common stock, par value $0.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock"), and 25 million shall be shares of preferred stock, par value $0.01 per share ("Preferred Stock").

     3.2 PREEMPTIVE RIGHTS. No holder of outstanding shares shall have any preemptive right with respect to, or to subscribe for or purchase: (i) any shares of any class of the Corporation, whether now or hereafter authorized, including without limitation shares issued for cash, property or services or as a dividend or otherwise; (ii) any warrants, rights or options to purchase any such shares; or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

                                   Article IV
                                 PREFERRED STOCK

     4.1 ISSUANCE IN SERIES. The Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:


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

          (a) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

          (b) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote except to the extent required by law;

          (c) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

          (d) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

          (e) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (f) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

          (g) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not inconsistent with the provisions of this
Section 4.1.

     4.2 ARTICLES OF AMENDMENT FOR ISSUANCE. Before the issuance of any shares of a series, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

                                   Article V
                                  COMMON STOCK

     5.1 RESPECTIVE RIGHTS AND PRIVILEGES. Except as otherwise provided in this
Article V or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters. The holders of Class A Common Stock and the holders of Class B Common Stock shall have the respective rights and preferences set forth in this Article V.

     5.2 VOTING RIGHTS.

          (a) Except as otherwise required by law: (i) the holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's


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


shareholders; (ii) the holders of Class B Common Stock will be entitled to three votes per share on all matters to be voted on by the Corporation's shareholders; and (iii) the holders of Class A Common Stock and Class B Common Stock shall vote together as a single voting group.

          (b) The holders of the outstanding Common Stock shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Stock or (ii) as required by law.

     5.3 DIVIDENDS. The Board of Directors may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Corporation to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for so long as the Corporation continues to elect REIT status under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. Subject to the provisions of law and the rights of holders of shares of Preferred Stock at the time outstanding, when and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate per share on each such class of shares and the dividends payable in shares of Class A Common Stock will be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock will be payable to holders of Class B Common Stock.

     5.4 LIQUIDATION. Subject to the rights of holders of shares of Preferred Stock at the time outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation, as though all shares of Common Stock were of a single class.

     5.5 LIMITATION ON STOCK SPLITS, COMBINATIONS OR RECLASSIFICATIONS.

          (a) The Corporation shall not: (i) subdivide its outstanding
Class A Common Stock by stock dividend or otherwise; or (ii) combine its outstanding Class A Common Stock into a smaller number of shares; or (iii) reclassify its outstanding Class A Common Stock (including any reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the surviving corporation); unless at the same time the Corporation subdivides, combines or reclassifies, as applicable, the shares of outstanding Class B Common Stock on the same basis as the Corporation so subdivides, combines or reclassifies the outstanding Class A Common Stock.

          (b) The Corporation shall not: (i) subdivide its outstanding Class B Common Stock by stock dividend or otherwise; or (ii) combine its outstanding Class B Common Stock


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


into a smaller number of shares; or (iii) reclassify its outstanding Class B Common Stock (including any reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the surviving corporation); unless at the same time the Corporation subdivides, combines or reclassifies, as applicable, the shares of outstanding Class A Common Stock on the same basis as the Corporation so subdivides, combines or reclassifies the outstanding Class B Common Stock.

     5.6 CONVERSION OF SHARES OF CLASS B COMMON STOCK INTO SHARES OF CLASS A COMMON STOCK.

          (a) For the purposes of this Section 5.6 of this Article V, the following definitions shall apply:

               (i) "Employee" means a person employed by the Corporation or by a corporation, partnership, limited liability company, trust or other person or entity that is controlled, directly or indirectly, by the Corporation;

               (ii) "Transfer" means any sale, transfer, gift, assignment, devise or other disposition, whether directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise; and

               (iii) "Uncertificated Shares" means shares without certificates within the meaning of Section 13.1-648 of the Virginia Stock Corporation Act, as it may be amended from time to time, or any subsequent statute replacing this statute.

          (b) At the option of the Corporation: (1) outstanding shares of Class B Common Stock which are the subject of a Transfer shall be convertible into a number of shares of Class A Common Stock equal to the number of shares of outstanding Class B Common Stock subject to the Transfer; and (2) in the event that an Employee ceases to be an Employee for any reason whatsoever, the outstanding shares of Class B Common Stock held by such Employee shall be convertible into a number of shares of Class A Common Stock equal to the number of shares of outstanding Class B Common Stock held by such Employee. For purposes of this Article V, the conversion of shares of Class B Common Stock as a result of a Transfer and the conversion of shares of Class B Common Stock as a result of cessation of an Employee's status as an Employee shall both be referred to as a "Conversion Event."

               (i) Each Conversion Event shall be effective immediately upon transmission or delivery of a written notice of conversion by the Corporation to the record holder of such shares (the "Effective Time") at such holder's address as it appears in the records of the Corporation.

               (ii) Each conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 5.6(b) of this
     Article V shall be deemed to be effective upon the Effective Time and at the Effective Time the rights of the holder of the converted Class B Common Stock as such holder shall cease and the holder of the converted Class B Common Stock shall be deemed to have become the holder of record of the shares of Class A Common Stock into which such shares of Class B Common Stock have been converted as a result of the applicable Conversion Event.


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


               (iii) The Board of Directors of the Corporation shall have the power to determine whether a Conversion Event has taken place with respect to any situation based upon the facts known to it. Each shareholder shall provide such information that the Corporation may reasonably request in order to ascertain facts or circumstances relating to a Transfer or proposed Transfer or a Conversion Event or proposed Conversion Event.

          (c) The holder of shares of Class B Common Stock converted pursuant to this Article V shall promptly surrender the certificate or certificates representing the shares so converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Class B Common Stock) at any time during its usual business hours, and if such shares of Class B Common Stock are Uncertificated Shares, shall promptly notify the Corporation in writing of such transfer at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Class B Common Stock).

          (d) In no event shall the Corporation be liable to any such holder or any third party arising from any such conversion.

          (e) The shares of Class A Common Stock resulting from a conversion of duly authorized, validly issued, fully paid and nonassessable shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 5.6 of this Article V shall be duly authorized, validly issued, fully paid and nonassessable. Any share of Class B Common Stock which is converted into a share of Class A Common Stock pursuant to this Section 5.6 of this Article V shall become an authorized but unissued share of Class B Common Stock.

          (f) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issue upon conversion of Class B Common Stock, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock.

          (g) The issuance of certificates evidencing (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; PROVIDED, HOWEVER, the Corporation shall not be required to pay any tax that may be payable in respect of any Transfer involved in the issuance and delivery of any certificate in (or in the case of Uncertificated Shares, the provision of applicable written statements or other documents with respect to) a name other than that of the holder of the Class B Common Stock converted.

                                   Article VI
                               BOARD OF DIRECTORS

     6.1 NUMBER. The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be nine.


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


     6.2 REMOVAL. The outstanding shares of the Corporation entitled to vote generally in the election of directors are referred to as the "Voting Stock". Except for directors elected by the holders of outstanding shares of Preferred Stock as a separate voting group, any director may be removed from office with or without cause by the affirmative vote of the holders of at least two-thirds (?) of the voting power of all Voting Stock then outstanding, voting together as a single voting group.

                                  Article VII
                    LIMIT ON LIABILITY AND INDEMNIFICATION

     7.1 DEFINITIONS. For purposes of this Article VII the following definitions shall apply:

          (a) "applicant" means the person seeking indemnification pursuant to this Article VI;

          (b) "Corporation" for purposes of this Article VII, means this corporation and any predecessor entity;

          (c) "expenses" includes counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

          (d) "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

          (e) "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

          (f) "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7.2 LIMIT ON LIABILITY. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, whether prior or subsequent to the effective date of this
Article VII, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

     7.3 INDEMNIFICATION. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such


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


proceeding if his conduct in question was in the best interests of the Corporation and he was acting on behalf of the Corporation or performing services for the Corporation unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

     7.4 APPLICATION; AMENDMENT. The provisions of this Article VII shall be applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article VII shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this
Article VII and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such indemnified person in connection with such actions and determinations or proceedings of any kind arising therefrom.

     7.5 NO PRESUMPTION. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 7.2 or 7.3 of this Article VII.

     7.6 INDEMNIFICATION DETERMINATION. Any indemnification under 7.3 of this
Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.3.

      The determination shall be made:

          (a) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (b) If a quorum cannot be obtained under subsection (a) of this
Section 7.6, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By special legal counsel:

                    (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section
          7.6; or

                    (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section 7.6 and a committee cannot be designated under subsection


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


          (b) of this Section 7.6, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or


          (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

      Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this Section 7.6 to select counsel.

      Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VII shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

     7.7 EXPENSE REIMBURSEMENT.

          (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section
7.6 of this Article VII if the applicant furnishes the Corporation:

               (i) a written statement of his good faith belief that he has met the standard of conduct described in Section 7.3 of this Article VII;
     and

               (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; provided, however, that this Section
     7.7 shall apply only if the action was initiated by a third party who is not a shareholder of the Company or if the action was initiated by a shareholder and such advance is approved by a court of competent jurisdiction.

          (b) The undertaking required by paragraph (ii) of subsection (a) of this Section 7.7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

          (c) Authorizations of payments under this Section 7.7 shall be made by the persons specified in Section 7.6 of this Article VII.

     7.8 INDEMNIFICATION OF OTHERS. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in
Section 7.2 or 7.3 of this Article VII who was, is or may become a party to any proceeding, by reason of the fact that he is or was


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


an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 7.3 of this Article VII. The provisions of Sections 7.4 through 7.7 of this Article VII shall be applicable to any indemnification provided pursuant to this Section 7.8.

     7.9 INSURANCE. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VII and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VII.

     7.10 MISCELLANEOUS. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VII on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VII. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws, or arrangements); provided, however, that any provision of such agreements, bylaws, or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VII or applicable laws of the Commonwealth of Virginia.

     7.11 SEVERABILITY. Each provision of this Article VII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                                  Article VIII
                             CERTAIN VOTING MATTERS

     8.1 CERTAIN VOTING MATTERS.

          (a) As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be: (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms specifically require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (ii) if clause (i) of this Section 8.1(a) of this Article VIII is not applicable, a majority of the votes entitled to be cast thereon.

          (b) As to any plan of merger or share exchange to which the Corporation is a party, or any sale, lease, exchange or other disposition of all or substantially all of the assets or property of the Corporation other than in the usual and regular course of business, for which the Virginia Stock Corporation Act requires an affirmative vote of more than two-thirds of the votes cast by each voting group of shareholders entitled to vote thereon, but which requirement may be reduced to a lesser percentage under the Virginia Stock Corporation Act if the lesser percentage is specified in the Articles of Incorporation of the Corporation, the affirmative vote of a majority of the votes cast by outstanding shares of each voting group entitled to vote on the plan or transaction at a meeting at which a quorum of the voting group exists shall be required, in lieu of such two thirds requirement, but in addition to any other vote otherwise required by this Article VIII or under the Virginia Stock Corporation Act.

          (c) Except for amendments contained in Articles of Amendment adopted by the Board of Directors pursuant to Article IV of these Articles of Incorporation establishing any series of Preferred Stock, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single voting group, shall be required to amend these Articles of Incorporation to include provisions that: (i) would require the Corporation to hold, or set forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any Person, including, without limitation, any shareholder or shareholders of the Corporation; or (ii) would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders.

          (d) The affirmative vote of the holders of at least 80% of the voting power of Voting Stock then outstanding, voting as a single voting group, shall be required for the shareholders of the Corporation to adopt, alter or repeal any Bylaw of the Corporation: (i) that requires or would require the Corporation to hold, or sets forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any Person, including, without limitation, any shareholder or shareholders of the Corporation; or (ii) that governs or would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders. The provisions of Section 8.1(c) of this Article VIII and the foregoing provisions of this Section 8.1(d) of this
Article VIII: (i) are not intended to and shall not be deemed to constitute a reservation to the shareholders of the Corporation of the power to adopt, amend or repeal any Bylaw of the Corporation including, without limitation, any Bylaw dealing with the subject matter contained in clauses (i) and (ii) of Section 8.1(c) of this Article VIII or the foregoing provisions of this Section 8.1(d) of this Article VIII; and (ii) shall not limit the power or ability of the Board of Directors of the Corporation to adopt, alter or repeal any Bylaw of the Corporation including, without limitation, any Bylaw of the Corporation dealing with the subject matter contained in clauses (i) and (ii) of Section 8.1(c) of this Article VIII or the foregoing provisions of this Section 8.1(d) of this
Article VIII.

          (e) The affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single voting group shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article VIII.

          (f) For purposes of this Article VIII, "Person" means an individual, firm, partnership, estate, domestic corporation, foreign corporation, trust, charity, private foundation, association, joint venture, unincorporated association, government or any department, agency or subdivision thereof, or other entity.

                                   Article IX
                              REIT ELECTION; STATUS

     9.1 DEFINITIONS. For purposes of this Article IX the following definitions shall apply:

          (a) "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly, or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

          (b) "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 9.10 of this Article IX. No Beneficiary shall be the beneficiary of more than one Trust at any time.

          (c) "Board of Directors" shall mean the Board of Directors of the Corporation.

          (d) "Closing Price" shall mean on any date:

               (i) the last sale price for the stock, as reported on the American Stock Exchange, New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

               (ii) if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the American Stock Exchange, New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

               (iii) if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our stock selected by our Board of Directors;
     or

               (iv) in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by our Board of Directors.

          (e) "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

          (f) "Disqualified Organization" shall mean (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, and any agency or instrumentality of the foregoing,
(ii) any tax-exempt organization (other than a farmers' cooperative described in Section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and
(iii) any rural electrical or telephone cooperative.

          (g) "Equity Stock" shall mean Preferred Stock and Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Preferred Stock and Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section 9.10 of this Article IX.

          (h) "Market Price" shall mean, on any date the average of the Closing Price of New FBR's stock for the five previous consecutive trading days ending on such a date.

          (i) "Mergers" shall mean the merger of FBR Asset Investment Corporation ("FBR Asset") into the Corporation and the merger of Friedman, Billings, Ramsey Group, Inc. ("FBR Group") into the Corporation, in each case pursuant to the Agreement and Plan of Merger dated as of November 14, 2002, by and among FBR Asset, FBR Group and the Corporation.

          (j) "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

          (k) "Ownership Limit" shall mean (a) 9.9% of the number of outstanding shares of Common Stock and (b) 9.9% of the number of outstanding shares of any class or series of Preferred Stock.

          (l) "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 9.10(e) of this Article IX.

          (m) "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 12(d)(3) of the Securities Exchange Act of 1934, as amended; PROVIDED that Emanuel J. Friedman and Eric F. Billings shall in no event be deemed to constitute a "group."

          (n) "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of
Section 9.4 of this Article IX, would own record title to shares of Equity
Stock.

          (o) "Restriction Termination Date" shall mean the first day after the date of the Mergers on which either (i) the Corporation's election to be taxed as a REIT is revoked pursuant to Section 9.2 of this Article IX or (ii) the restrictions contained in Section 9.3 of this Article IX are removed pursuant to
Section 9.9 of this Article IX.

          (p) "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 9.4 of this Article IX.

          (q) "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

          (r) "Trust" shall mean any separate trust created pursuant to Section
9.4 of this Article IX and administered in accordance with the terms of 9.10 of this Article IX, for the exclusive benefit of any Beneficiary. A separate trust shall be created for each transfer pursuant to Section 9.4 of this Article IX.

          (s) "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

     9.2 REIT ELECTION. The Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under the Code. It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors may revoke the Corporation's election to be taxed as a REIT upon the affirmative vote of 80% of the members of the Board of Directors. In the absence of such 80% vote, the Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the voting power of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders.

     9.3 RESTRICTIONS ON TRANSFER.

          (a) Except as provided in Section 9.8 of this Article IX, from the date of the Mergers and prior to the Restriction Termination Date, (i) no Person may Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

          (b) Except as provided in Section 9.8 of this Article IX, from the date of the Mergers and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (c) Except as provided in Section 9.8 of this Article IX, from the date of the Mergers and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          (d) Except as provided in Section 9.8 of this Article IX, from the date of the Mergers and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

          (e) Except as provided in Section 9.8 of this Article IX, from the date of the Mergers and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being Beneficially Owned by a Disqualified Organization shall be void ab initio as to the Transfer of that number of shares of Equity Stock which otherwise would be Beneficially Owned by the Disqualified Organization, and the intended transferee shall acquire no rights in such shares of Equity Stock.

     9.4 TRANSFER TO TRUST.

          (a) If, notwithstanding the other provisions contained in Sections 9.1, 9.3, 9.4, 9.6, 9.7, 9.8, and 9.9 of this Article IX, at any time after the Mergers and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Section 9.8 or 9.9 of this
Article IX, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 9.10 of this Article IX, transferred automatically and by operation of law to a Trust to be held in accordance with Section 9.10 of this Article IX, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

          (b) If, notwithstanding the other provisions contained in Sections 9.1, 9.3, 9.4, 9.6, 9.7, 9.8, and 9.9 of this Article IX, at any time after the Mergers and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) result in shares of Equity Stock being Beneficially Owned by a Disqualified Organization, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (D) result in shares of Equity Stock being Beneficially Owned by a Disqualified Organization, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section
9.10 of this Article IX hereof, transferred automatically and by operation of law to a Trust to be held in accordance with that Section 9.10, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

     9.5 REMEDIES FOR BREACH. If the Corporation, or its designees, shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 9.3 of this Article IX or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 9.3 of this Article IX, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such purported Transfer or acquisition, including, but not limited to, refusing to give effect to such purported Transfer on the books of the Corporation or instituting proceedings to enjoin such purported Transfer or acquisition.

     9.6 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 9.3 of this Article IX, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 9.4 of this Article IX, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

     9.7 OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Mergers and prior to the Restriction Termination Date:

          (a) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of capital stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of each class or series of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and the restrictions set forth in Section 9.3 of this Article.

          (b) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and the other restrictions set forth in Section 9.3 of this Article.

     9.8 EXCEPTION. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter or placement agent that participates in a public or private offering of such shares for a period of 90 days following the purchase by such underwriter or placement agent of such shares provided that the restrictions contained in Sections 9.3(a), (b), (c), and (d) of this Article IX will not be violated following the distribution by such underwriter or placement agent of such shares. In addition, the Board of Directors, upon receipt of (i) a ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Corporation will not lose its status as a REIT or
(ii) such representations and undertakings as the Board of Directors may deem appropriate in order to conclude that granting an exemption will not cause the Corporation to lose its status as a REIT, may, in its sole discretion, exempt a Person from one or more of the restrictions contained in Sections 9.3(a), (b),
(c), and (d) of this Article IX, which exemption may, in the sole discretion of the Board of Directors, be subject to such limitations and conditions as the Board of Directors, in its sole discretion, may deem necessary or appropriate.

      The Board of Directors may exempt a Disqualified Organization from the restriction contained in Section 9.3(e) of this Article IX if either (i) the Disqualified Organization agrees to reimburse the Corporation for any tax it incurs as a result of having such Disqualified Organization as a shareholder and to make the Corporation whole for any tax imposed on the reimbursement payment, (ii) each of the following requirements is met: (A) the record holder of the shares of Equity Stock Beneficially Owned by the Disqualified Organization is a nominee of such Disqualified Organization, (B) the nominee is not itself a Disqualified Organization, (C) the nominee agrees not to transfer record ownership of such shares of Equity Stock to a Disqualified Organization, and (D) the Board of Directors obtains such representations and undertakings from such Disqualified Organization and nominee as are reasonably necessary to ascertain the foregoing, or (iii) the Corporation receives a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that a tax will not be imposed on the Corporation as a result of the exemption.

     9.9 REMOVAL OF OWNERSHIP LIMIT. The restrictions contained in Section 9.3 of this Article IX will not be removed until, and shall cease to apply when, (i)
(a) such restrictions are no longer required in order to qualify as a REIT or to avoid the imposition of a tax on the Corporation and (b) the Board of Directors determines that it is no longer in the best interests of the Company to retain such restrictions, or (ii)(a) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT and (b) the Corporation's election to be taxed as a REIT is revoked pursuant to Section 9.2 of this Article IX.

     9.10 SHARES-IN-TRUST.

          (a) TRUST. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section 9.4 of this Article IX shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 9.4 of this Article IX shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of subsection (e) of this Section 9.10, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

          (b) DIVIDEND RIGHTS. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of
Section 9.4 of this Article IX, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

          (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection (c) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which purported Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

          (d) VOTING RIGHTS. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 9.4 of this
Article IX, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

          (e) DESIGNATION OF PERMITTED TRANSFEREE. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee may designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 9.4 of this Article IX. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection (e), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee,
(ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock,
(iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to subsection (f) of this
Section 9.10.

          (f) COMPENSATION TO RECORD HOLDER OF SHARES OF EQUITY STOCK THAT BECOME SHARES-IN-TRUST. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with subsection (e) of this Section 9.10 or following the acceptance of the offer to purchase such shares in accordance with subsection (g) of this Section 9.10 to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which purported Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with subsection (e) of this Section 9.10. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this subsection (f) shall be distributed to the Beneficiary in accordance with the provisions of subsection (e) of this
Section 9.10. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition (if any) of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 9.10, by such Trustee or the Corporation.

          (g) PURCHASE RIGHT IN SHARES-IN-TRUST. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer that resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a purported Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such purported Transfer or Non-Transfer Event pursuant to Section 9.6 of this Article IX.

     9.11 REMEDIES NOT LIMITED. Nothing contained in this Article IX shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     9.12 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in Section
9.1 of this Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.

     9.13 LEGEND. Each certificate for shares of Equity Stock shall bear the following legend:

           "The shares of [Common or Preferred] Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), and for certain other purposes under the Code. No Person may (i) Beneficially Own or Constructively Own shares of Common Stock in excess of 9.9% of the number of outstanding shares of Common Stock, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.9% of the number of outstanding shares of such class or series of Preferred Stock, (iii) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, (v) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (vi) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by a Disqualified Organization. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of [Common or Preferred] Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

     9.14 SEVERABILITY. If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   Article X
                             AFFILIATED TRANSACTIONS

     10.1 NON-APPLICABILITY. It is expressly provided that the Corporation shall not be governed by Article 14 of the Virginia Stock Corporation Act, Affiliated Transactions, as it may be amended from time to time.

      Dated:  March 28, 2003

                               By:  /s/ Richard J. Hendrix
                                   _________________________________

                                   Richard J. Hendrix
                                   President

                               By:  /s/ William Ginivan
                                   _________________________________

                                   William Ginivan
                                   Secretary